EXHIBIT  23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports with respect to the consolidated financial statements and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report on the consolidated financial statements refers to a change to the method of accounting for variable interest entities, redeemable common stock, and stripping costs incurred during production in the mining industry.

/s/ KPMG LLP
KPMG LLP

Omaha, Nebraska
May 30, 2007